Exhibit 10.1

Ovintiv, Inc.

Suite 1700, 370 17th Street

Denver, Colorado 80202

March 3, 2021

Kimmeridge Active Engagement, LLC

Kimmeridge Energy Management Company, LLC

Kimmeridge Engagement Management, L.P.

412 West 15th Street, 11th Floor

New York, NY 1011

This letter agreement (this “Agreement”) constitutes the agreement between Ovintiv, Inc., a Delaware corporation (the “Company”), on the one hand, and Kimmeridge Active Engagement, LLC, a Delaware limited liability company (“KEA”), Kimmeridge Energy Management Company, LLC, a Delaware limited liability company (“KEM”) and Kimmeridge Engagement Management, L.P., a Delaware limited partnership (together, with KEA and KEM, the “Investors”), on the other hand, with respect to the matters set forth herein. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in Paragraph 9.

1.    New Director.

(a)    As soon as practicable following the date of this Agreement, the board of directors of the Company (the “Board”) shall (i) cause the number of members of the Board to be increased by one director, resulting in one vacancy on the board, and (ii) appoint, Katherine Lucas Minyard (the “New Director”) to serve on the Board.

(b)    The Board shall (i) nominate the New Director for election as a director of the Company at the 2021 annual meeting of the Company’s stockholders (the “2021 Annual Meeting”) and (ii) recommend, and reflect such recommendation in the Company’s definitive proxy statement in connection with the Annual Meeting, that the stockholders of the Company vote to elect the New Director as a director of the Company at the Annual Meeting. Until the Expiration Date, the Company shall, with respect to any stockholder meeting at which directors are to be elected, (i) include the New Director as a nominee for election to the Board in the Company’s proxy statement and proxy card for such meeting, (ii) recommend to the stockholders of the Company the election of the New Director to the Board and (iii) solicit proxies in favor of the election of the New Director to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(c)    Until the Expiration Date, the Company shall not decrease the size of the Board if such decrease would require the resignation of the New Director. Other than for vacancies filled pursuant to Section 3(b) or arising as a result of a breach of this Agreement by the Company, nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Company’s Certificate of Incorporation or Bylaws and the laws of the State of Delaware.

(d)    The Company agrees that, for so long as the Investors beneficially own at least 2.0% of the Company’s outstanding common stock, if the New Director is unable to serve as a director at any time prior to the end of the Restricted Period (as defined below), including as a result of death or disability but not as a result of the New Director’s discretionary decision to resign, the Company will select a substitute director, advise the Investors of such selection prior to the substitute director’s appointment and take into account any reasonable objection the Investors may have to such person being appointed as a director. For the avoidance of doubt, the substitute director shall thereafter be deemed a “New Director” for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the outgoing New Director prior to her inability to serve, and such person shall be appointed to the Board to serve the unexpired term, if any, of such New Director.

(e) During the Restricted Period, the New Director shall not be required to tender her resignation as a director solely by reason of any change in principal occupation or business association, or solely by reason of her serving on additional boards, unless such change (i) involves a competitor of the Company or (ii) otherwise presents a conflict of interest with respect to her continued service as a director of the Company.

(f)    KEA hereby irrevocably withdraws the nominations of Erin Blanton, Benjamin Dell and Katherine Lucas Minyard notified by or on behalf of it to the Company in connection with the 2021 Annual Meeting and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to nominate any new nominee for election at the Annual Meeting in substitution for Erin Blanton, Benjamin Dell or Katherine Lucas Minyard.

2.    No Agreements, Arrangements and Understandings. Each of the Investors agrees that neither it nor any of its Affiliates (a) will pay any compensation to the New Director regarding such Person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with the New Director regarding the New Director’s service on the Board or any committee thereof (including pursuant to which such Person will be compensated for her service as a director on, or nominee for election to, the Board or any committee thereof) and any such agreements shall be terminated by the time immediately prior to the New Director’s appointment to the Board. The Company agrees and acknowledges that the payment by the Investors of compensation to the New Director prior to the date hereof, solely to the extent provided in the nominee agreement disclosed in the Investors’ notice of nomination (the “Nominee Agreement”), shall not be deemed a violation of this Paragraph 2. The Nominee Agreement shall terminate upon the appointment of the New Director to the Board in accordance with the terms of her Nominee Agreement.

3.    Voting of Investors’ Shares. In connection with the 2021 Annual Meeting, the Investors will cause to be present for quorum purposes and vote or cause to be voted all shares of Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for the 2021 Annual Meeting in favor of (i) the election of each of the Board’s nominees for election to the Board at the 2021 Annual Meeting, (ii) the appointment of the Board’s recommended independent auditor for fiscal year 2022 and (iii) any executive compensation proposals, including the say on pay vote, in each case in accordance with the Board’s recommendations.

4.    Company Policies. The parties hereto acknowledge that the New Director, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

5.    Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this Paragraph 5 terminate as provided herein (such period, the “Restricted Period”), each of the Investors agrees that it will not, and it will cause its Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a)    engage in any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal involving the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents involving the Company;

(b)    knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, involving the Company or the Board (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(c)    form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investors with respect to Voting Securities;

(d)    sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Investors to any Third Party;

(e)    make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any Extraordinary Transaction;

(f)    enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(g)    (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) conduct a referendum of stockholders;

(h)    make or be the proponent of any stockholder proposal to the Company (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(i)    make any request for any books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

(j)    except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(k)    institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company, its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Paragraph 5; provided, however, the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) responding to or complying with a validly issued legal process;

(l)    enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investors are prohibited from taking pursuant to this Paragraph 5; or

(m)    make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal. For the avoidance of doubt, the foregoing is not intended to restrict the Investors’ rights to privately request a waiver of any provision of this Agreement, provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions.

The restrictions in this Paragraph 5 shall terminate automatically if (i) the Company is in material breach of this Agreement (including a failure to appoint or nominate the New Director in accordance with Paragraph 1, or a failure to issue the Press Release in accordance with Paragraph 7); and (ii) such breach has not been cured within five (5) business days’ following receipt by the Company of written notice from the Investors that provides a detailed summary of the material breach; provided, that the Investors are not in breach of this Agreement at the time such notice is given. For the avoidance of doubt, nothing in this Paragraph 5 shall prohibit or restrict the New Director from exercising her rights and fiduciary duties as a director of the Company or restrict her discussions with other members of the Board and/or management, advisors, representatives or agents of the Company.

6.    Private Communications. Notwithstanding anything to the contrary in this Agreement, each of the Investors and its respective Affiliates may communicate privately with the chairman, chief executive officer, chief financial officer, general counsel or investor relations personnel, members of the Board including the New Director (so long as investor relations personnel of the Company are given prior or contemporaneous written notice of any such communications with any member of the Board) or other Company personnel agreed to by the Board in writing (the “Contact Personnel”), but only so long as such private communications are not intended to and would not reasonably be expected to require any public disclosure thereof. Each of the Investors acknowledges and agrees that the Contact Personnel may engage in discussions with the Investors and their respective Affiliates subject to, and in accordance with, the terms of their fiduciary duties to the Company and the Company Policies.

7.    Press Release; SEC Filings. No later than 6:30 a.m. Eastern Time on March 4, 2021, the Company shall issue a press release in the form attached as Exhibit A (the “Press Release”) and no party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement (but in no case prior to the filing or other public release by the Company of the Press Release), the Company will file a Current Report on Form 8-K with the SEC (the “Form 8-K”), which will report the entry into this Agreement. The Form 8-K shall be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Investors. The Company shall provide the Investors with reasonable opportunity to review and comment upon the Form 8-K prior to filing, and shall consider in good faith any changes proposed by the Investors.

8.    Non-Disparagement.

(a)    During the Restricted Period, each of the Investors agrees that it shall not, directly or indirectly, in any manner make or issue, or cause to be made or issued, any statement, comment, disclosure or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any statement or disclosure to any journalist or analyst or the press or media (including social media) (i) in support of any solicitation with respect to the matters described in Paragraph 5 above or (ii) disparaging or negatively commenting upon the Company, its subsidiaries or any of its or their respective officers or directors, including the Company’s past or current corporate strategy, business, corporate activities, Board or management. It is further agreed that the prosecution in good faith of litigation asserting that the Company has breached its obligations under this Agreement, in and of itself, shall not constitute a violation of this Paragraph 8(a) to the extent it is necessary in such litigation to describe the facts underlying the asserted breach.

(b)    During the Restricted Period, the Company agrees that it shall not, directly or indirectly, in any manner make or issue, or cause to be made or issued, any statement, comment, disclosure or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any statement or disclosure to any journalist or analyst or the press or media (including social media) disparaging or negatively commenting upon the Investors, their Affiliates or its or their respective officers or directors, including such Investor’s corporate strategy, business, corporate activities, board or management. It is further agreed that the prosecution in good faith of litigation asserting that such Investor member has breached its obligations under this Agreement, in and of itself, shall not constitute a violation of this Paragraph 8(b) to the extent it is necessary in such litigation to describe the facts underlying the asserted breach.

9.    Defined Terms. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Exchange Act” means the Securities Exchange Act of 1934, as amended; (e) “Expiration Date” means the date that is the earlier of (i) thirty (30) days prior to the last day of the time period, established pursuant to the Company’s Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the 2022 annual meeting of the Company’s stockholders and (ii) January 28, 2022; (f) “including” means “including without limitation,” unless otherwise specified; (g) “party” mean the Company or an Investor and “parties” means the Company and the Investors, collectively; (h) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (i) “SEC” means the Securities and Exchange Commission; (j) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company or legal counsel to any party to this Agreement; and (k) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

10.    Investors’ Representations and Warranties. Each of the Investors represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument; (c) neither it nor any of its Affiliates has, or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with the New Director or other member of the Board pursuant to which such individual has been or will be compensated for his or her service on the Board; and (d) as of the date of this Agreement, (i) the Investors, together with their respective Affiliates, collectively beneficially own 2.5% of the Company’s outstanding common stock and have economic exposure to approximately 2.5% of the Company’s outstanding common stock and (ii) except as previously disclosed in writing to the Company prior to the execution of this Agreement, neither the Investors nor any of their respective Affiliates is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities.

11.    Company’s Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

12.    Specific Performance. The Company and each of the Investors acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

13.    Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 17 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

16.    Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

17.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Ovintiv Inc.

370 17th Street, Suite 1700

Denver, Colorado 80202

Attn:    Joanne Cox

Email: Joanne.Cox@ovintiv.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:     Scott A. Barshay

             Adam M. Givertz

Email:  sbarshay@paulweiss.com

             agivertz@paulweiss.com

If to the Investors:

Kimmeridge Active Engagement, LLC

Kimmeridge Energy Management Company, LLC

Kimmeridge Engagement Management, L.P.

412 West 15th Street, 11th Floor

New York, NY 10011

Attn:    Tamar Goldstein, Esq.

Email:  tamar.goldstein@kimmeridge.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn:    Eleazer Klein, Esq.

Email:  Eleazer.Klein@srz.com

At any time, any party may, by notice given in accordance with this Paragraph 17 to the other party, provide updated information for notices hereunder.

18.    Expenses. The Company shall reimburse the Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement, provided that such reimbursement shall not (a) include any expenses of the Investors to the extent such expenses are a success fee, bonus or similar arrangement between the Investors and any Person or (b) exceed $400,000 in the aggregate.

19.    Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

20.    Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

21.    Termination. This Agreement shall terminate on the Expiration Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing: (a) this paragraph 21 and paragraphs 12 through 17 and 19 of this Agreement shall survive termination of this Agreement and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

OVINTIV INC.

By:	/s/ Joanne Cox
Name:	Joanne Cox
Title:	Executive Vice President & General Counsel

Accepted and agreed to as of the date first written above:

KIMMERIDGE ACTIVE ENGAGEMENT, LLC

By:	Kimmeridge Energy Engagement Partners

By:	Kimmeridge Engagement GP, LLC, its general partner

By:	KEEP KEMC GP, LLC, its managing member

By:	/s/ Tamar Goldstein
Name:	Tamar Goldstein
Title:	General Counsel

KIMMERIDGE ENERGY MANAGEMENT COMPANY, LLC

By:	/s/ Tamar Goldstein
Name:	Tamar Goldstein
Title:	General Counsel

KIMMERIDGE ENGAGEMENT MANAGEMENT, L.P.

By:	/s/ Tamar Goldstein
Name:	Tamar Goldstein
Title:	General Counsel

[Signature Page to Letter Agreement]

EXHIBIT A

PRESS RELEASE

news release

Ovintiv Appoints Katherine L. Minyard to Board of Directors

DENVER, March 4, 2021 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced that Katherine L. Minyard has been appointed as an independent member of its board of directors, effective immediately.

Minyard, 45, is an Investment Principal and Partner at Cambiar Investors where she focuses on energy, metals and mining, industrials, basic materials and utility equities. Before joining Cambiar, she was an Executive Director on J.P. Morgan’s Equity Research Team covering integrated oil, refining, Canadian oil and U.S. E&P companies. Minyard graduated from Texas A&M University, has an MBA from INSEAD in France, and holds the Chartered Financial Analyst designation.

Ovintiv’s independent Board Chair Peter Dea stated, “We are pleased to welcome Kate to Ovintiv’s Board, and look forward to benefitting from her experience and perspectives. With this appointment, we have added four new directors since early 2019 as part of our ongoing, multi-year refreshment process. Ovintiv’s directors have a diversity of skills, expertise and perspectives, and together we are committed to helping the company build on its strong momentum.”

In connection with the appointment of Minyard, Ovintiv has entered into an agreement with Kimmeridge Energy Management Company, LLC (“Kimmeridge”) under which Kimmeridge has agreed, among other things, that it will withdraw its previously submitted director nominations and vote its shares in favor of Ovintiv’s directors.

Mark Viviano, Managing Partner and Head of Public Equities at Kimmeridge, said, “We appreciate the constructive interactions and dialogue we have had with Ovintiv over the last several months. We believe the appointment of Kate and recent actions Ovintiv has taken, including establishing a multi-year debt reduction target and introducing greater alignment into their executive compensation program, position the company to create long-term value for shareholders.”

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels Ovintiv’s economic performance, increases shareholder value and strengthens its commitment to sustainability in the communities where its employees live and work.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253